EXHIBIT 99.1

February 26, 2018

Pattern Energy to Enter Japan Market with Acquisition of Projects and a Modest Investment in Development

SAN FRANCISCO, Feb. 26, 2018 /CNW/ -- Pattern Energy Group Inc. (NASDAQ and TSX: PEGI) ("Pattern Energy" or the "Company") today announced a series of transactions highlighted by: 1) agreements to acquire 206 megawatts ("MW") of owned capacity in projects from Pattern Energy Group LP ("Pattern Development 1.0") and Green Power Investments ("GPI"); and 2) an additional investment in Pattern Energy Group 2 LP ("Pattern Development 2.0") to fund the acquisition of a controlling interest in GPI, a Japanese renewable developer, from Pattern Development 1.0.

"These investments represent Pattern Energy's entry into the exciting Japanese renewables market by acquiring a portfolio of projects and by making an additional investment in Pattern Development 2.0 to fund a well-established operating and development management team, GPI," said Mike Garland, CEO of Pattern Energy. "Japan is one of the largest electrical grids in the world and has one of the most robust renewable energy markets. Under the Feed-in Tariff ("FiT") power contracts, these initial projects average ¥25,340 per megawatt hour ("MWh") (or the equivalent of $230/MWh at an

¥110/USD exchange rate). GPI's development pipeline consists of 2.4 gigawatts ("GW") of projects, including 600 MW of wind capacity which have qualified for FiT contracts. Additionally, we believe that as we grow our portfolio, we will be able to enhance our economics over time with the use of local, low cost capital."

Transaction Highlights

•	Increases Pattern Energy's operating portfolio to nearly 4 GW of gross capacity, with more than 2.9 GW of owned capacity, across 25 projects, including the projects it has agreed to acquire

•	The 206 MW portfolio consists of two operating solar projects (Futtsu and Kanagi), one operating wind project (Otsuki) and two in-construction wind projects (Ohorayama and Tsugaru)

•	The cash purchase price for the 84 MW portfolio of Futtsu, Kanagi, Otsuki and Ohorayama is approximately $131.5 million, which represents a 10.5x multiple of the five-year average cash available for distribution1 ("CAFD")

•	The cash purchase price for the 122 MW Tsugaru project is approximately $194.0 million, which represents a 9.0x multiple of the five-year average CAFD1 starting with the first full year of operations in 2021

•	A $27 million investment in Pattern Development 2.0's acquisition of Pattern Development 1.0's controlling interest in GPI

•	All funding required for the transactions will be provided from available liquidity at Pattern Energy

Futtsu Solar

The Futtsu Solar project commenced commercial operations in the first quarter of 2016 and operates under a 20-year power purchase agreement with TEPCO Energy Partner, a retail division of parent company Tokyo Electric Power Company Holdings, which has a Ba2 credit rating.

Located just outside Tokyo in Chiba prefecture, the 29 MW Futtsu Solar project utilizes Kyocera solar panels.

Kanagi Solar

The Kanagi Solar project commenced commercial operations in the first quarter of 2016 and operates under a 20-year power purchase agreement with Chugoku Electric Power Company, which has an A3 credit rating.

Located in Shimane prefecture, the 10 MW Kanagi Solar project utilizes Kyocera solar panels.

Otsuki Wind

The Otsuki Wind project commenced commercial operations in the fourth quarter of 2006 and operates under a 20-year power purchase agreement with Shikoku Electric Power Company, which has an A- credit rating.

Located just a few miles from the Ohorayama Wind project in the Kochi prefecture, the 12 MW Otsuki Wind project consists of twelve Mitsubishi wind turbines.

Ohorayama Wind

The Ohorayama Wind project is expected to commence commercial operations in March 2018 and will operate under a 20- year power purchase agreement with Shikoku Electric Power Company, which has an A- credit rating.

Located in Kochi prefecture, on the island of Shikoku, the 33 MW Ohorayama Wind project consists of eleven 3.0 MW GE wind turbines.

The $131.5 million acquisition price for the 84 MW project portfolio (Futtsu, Kanagi, Otsuki and Ohorayama) and the $27 million investment in Pattern Development 2.0 will be funded from existing corporate liquidity sources. Pattern Energy will also enter into a 12-year hedge agreement for the four projects to manage the foreign exchange movements of the cash flows from the Japanese assets. The acquisition and funding of these projects is expected to close in March 2018.

Tsugaru Wind

The Tsugaru Wind project is expected to commence commercial operations in mid-2020 and will operate under a 20-year power purchase agreement with Tohoku Electric Power Company (unrated).

Located in Aomori prefecture, the 122 MW Tsugaru Wind project will consist of 38, 3.2 MW GE wind turbines.

The $194.02 million total consideration for the acquisition of the Tsugaru project is split into two payments and will be financed such that no Pattern Energy corporate capital is required until commencement of commercial operations. The initial payment totaling approximately $79.72 million will be funded at the closing of construction financing for the project utilizing existing liquidity. Local construction debt bridge facilities will close shortly thereafter replacing this capital and will provide a natural foreign exchange hedge during the construction period. The second cash consideration payment of ¥12.567 billion is payable to Pattern Development 1.0 upon the term conversion of the construction loan3, which is expected in mid-2020.

As part of the agreement, Pattern Development 1.0 has agreed to reimburse Pattern Energy for construction cost overruns up to a cap.

Japanese Renewables Market

The Japan power market consists of 248 GW of installed capacity of all forms serving 985 terawatt hours ("TWh") of demand.4 The Japanese Wind Power Association is targeting 36 GW of installed wind capacity by 2030 from a base of approximately 3 GW in 2016. Power purchase agreement prices range from US$220 to US$360/MWh.

The Conflicts Committee of the Board of Directors of Pattern Energy, which is comprised entirely of independent directors, reviewed and recommended the terms of the acquisitions for approval by the Board of Directors, and it was approved by the Board. The Conflicts Committee was advised on financial matters by Evercore Group L.L.C., which also provided a fairness opinion.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 25 wind and solar power facilities, including six projects it has agreed to acquire, with a total owned interest of 2,942 MW in the United States, Canada, Japan and Chile that use proven, best-in-class technology. Pattern Energy's wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit patternenergy.com.

About GPI

Green Power Investments Corp. ("GPI") is a Japanese developer, owner and operator of renewable energy assets. The founder of GPI, Toshio Hori, was one of the earliest pioneers in renewable energy, having built some of the first large scale wind power projects in Japan, the United States and Europe. GPI is headquartered in Tokyo and has a team of professionals covering all areas of expertise necessary to operate and manage a full-scale renewable energy business.

GPI's development portfolio totals 2.4 GW of wind and solar capacity, including 600 MW of wind projects that have qualified FiT contracts. In 2016, Pattern Development 1.0 acquired a majority interest in GPI.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the five-year average annual CAFD generated by the Japanese projects, the outlook of the Company's growth in Japan, the timing of the closing of the acquisitions of the various Japanese projects, the commercial operations date of certain Japanese projects, the U.S. dollar to Japanese yen foreign exchange rate at the time of the second payment for Tsugaru, the ability of the hedge to manage foreign exchange movements in cash flow from the Japanese assets, and the outlook for renewable energy and prices in the Japanese market. These forward-looking statements represent Pattern Energy's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy's control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy's actual results to differ materially from those contained in any forward-looking statement.

1)	This forward looking measure of five-year average annual purchase price multiple of cash available for distribution (CAFD) contribution from the Japanese projects is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations

- Key Metrics, of Pattern Energy's 2017 Quarterly Report on Form 10-Q for the period ended September 30, 2017.

2)	Based on a Japanese yen to USD exchange rate of ¥110

3)	To the extent the term conversion of the construction loan does not occur, the second cash consideration payment will be made upon the commencement of commercial operations at Tsugaru

4)	Bloomberg New Energy Finance, June 2017

Contacts:
Media Relations	Investor Relations
Matt Dallas	Ross Marshall
917-363-1333	416-526-1563
matt.dallas@patternenergy.com	ross.marshall@loderockadvisors.com

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SOURCE Pattern Energy Group Inc.

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